Exhibit 10.49
AMENDED AND RESTATED ASSURED GUARANTY LTD.
EXECUTIVE OFFICER RECOUPMENT POLICY
(as amended and restated on February 21, 2022)
The following recoupment policy (the “Policy”) of Assured Guaranty Ltd. (the “Company”) applies to Covered Awards granted to Covered Employees by the Company or its subsidiaries, to the extent provided below:
1.Forfeiture; Right to Recoupment.
(a)Covered Employee Misconduct. If there is Misconduct by an individual who, at the time of the Misconduct, was a Covered Employee, then, as determined by the Compensation Committee pursuant to this Policy, the Covered Employee’s unsettled Covered Awards will be subject to forfeiture, and the Covered Employee’s settled Covered Awards will be subject to recoupment, subject to the following:
(i)The forfeiture or recoupment of the Covered Awards will be effective only if the recipient of the Covered Award was a Covered Employee at the time of the Misconduct.
(ii)The forfeiture or recoupment will be effective only if the Covered Employee is notified of the forfeiture or recoupment prior to the one-year anniversary of the date on which the Compensation Committee makes the determination that Misconduct occurred.
(iii)This Section 1(a) shall only apply to Covered Awards that were granted, vested, paid or settled (or would have been settled in the absence of an elective deferral of payment by the individual) during the one-year period prior to the date on which the Compensation Committee makes the determination that Misconduct occurred.
(b)Material Restatement of Financial Statements. If there is a material restatement of the financial statements of the Company, then, as determined by the Compensation Committee pursuant to this Policy, the Covered Employee’s unsettled Covered Awards will be subject to forfeiture, and the Covered Employee’s settled Covered Awards will be subject to recoupment, subject to the following:
(i)The forfeiture or recoupment of the Covered Awards will be effective only if the recipient of the Covered Award was a Covered Employee at any time during the period for which the financial statements are restated.
(ii)The forfeiture or recoupment will be effective only if the Covered Employee is notified of the forfeiture or recoupment prior to the one-year anniversary of the issuance of the restated financial statements.
(iii)The amount to be forfeited or recouped will not exceed the amount of the applicable Covered Awards for such Covered Employee that the Compensation Committee determines would not have been granted, vested, paid or settled if the financial results as corrected by the restatement had been known at the time the Covered Award was granted, vested, paid or settled.
(iv)This Section 1(b) shall only apply to Covered Awards that were granted, vested, paid or settled (or would have been settled in the absence of an elective deferral of payment by the individual) during, or in respect of, the three completed fiscal years prior to the fiscal year in which the Compensation Committee makes the determination that a material restatement must be made; provided, that, any Covered Awards that became vested based on the satisfaction of one or more performance goals during a performance period of one or more fiscal years shall be treated for purposes of this Section 1(b)(iv) as becoming vested on the last day of the applicable performance period.
(c)Overpayments on Account of Inaccurate Level of Performance. If the amount of a Covered Award payable to a Covered Employee is calculated in whole or in part on the attainment of a level of objective quantifiable performance goals and, after the date on which such Covered Award is settled (or would have been settled in the absence of an elective deferral of payment by the individual), the level of such performance used in whole or in part to calculate the amount of such payment is determined to have been inaccurate, and so the amount of the payment is greater than it should have been, then a Covered Employee who received an amount pursuant to a Covered Award in excess of the amount that would have been paid if the accurate level of performance had been used in the calculation may, in the discretion of the Compensation Committee, be required to repay the excess, subject to the following:
(i)The recoupment will be required only if the recipient was a Covered Employee during all or a portion of the performance period in respect of which the payment was made.
(ii)The recoupment will be effective only if the Covered Employee is notified of the recoupment prior to the one-year anniversary of the date that the Compensation Committee determines that the level of performance used whole or in part to determine the amount of payment was inaccurate.
(iii)The amount to be recouped will not exceed the amount of the Covered Award that the Compensation Committee determines would not have been paid if the level of the objective, quantifiable performance goals determined after the correction had been known at the time the Covered Award was settled.
(iv)This Section 1(c) shall only apply to Covered Awards that were granted, vested, paid or settled (or would have been settled in the absence of an elective deferral of payment by the individual) during, and/or in respect of, the three completed fiscal years prior to the fiscal year in which the Compensation Committee determines that the level of performance used whole or in part to calculate the amount of payment was inaccurate; provided, that, any Covered Awards that became vested based on the satisfaction of one or more performance goals during a performance period of one or more fiscal years shall be treated for purposes of this Section 1(c)(iv) as becoming vested on the last day of the applicable performance period.

2. Suspension of Outstanding Covered Awards.
(a)After a determination by the Compensation Committee that an event may have occurred that would trigger the Compensation Committee’s right to apply forfeiture or recoupment pursuant to this Policy, the Committee may suspend all Covered Awards the Compensation Committee determines may be forfeited under this Policy, in which case and subject to the terms of this Section, Covered Awards subject to the suspension: (i) if unvested, will not vest, and (ii) otherwise will not be distributed or permitted to be exercised or otherwise settled. In the event the term of an option award will expire during a period of suspension, the Covered Employee will be permitted to exercise the option before it expires; however the shares resulting from that exercise will remain suspended and subject to forfeiture under the terms of this Policy.
(b)Following suspension of a Covered Award under item (a) above, the Compensation Committee will determine as promptly as practicable whether the suspended Covered Award is to be forfeited or whether the suspension of the Covered Award is to be ended. For Covered Awards that are ultimately not forfeited, the following provisions will apply upon the Committee’s determination to lift the suspension:
(i) Unvested Covered Awards that would not otherwise have vested during the suspension by their original terms will be thereafter subject to vesting under their original terms;
(ii) Unvested Covered Awards that otherwise would have vested during the suspension by their original terms will vest as soon as practicable consistent with their original terms;
(iii) Cash Covered Awards such as annual bonus withheld during the suspension will be immediately payable, together with interest on the award amount determined at a rate equal to the average rate on 1 year U.S. Treasury notes for the period beginning on the day the Covered Award would have otherwise been paid and ending on the last business day before payment is made; provided, however, that in the case of any Covered Employee whose compensation is paid in British pound sterling, the applicable rate will be the average rate on 1 year U.K. Gilts; and
(iv) In no event will distribution of cash or shares be made to a Covered Employee with respect to a Covered Award if, by reason of termination of employment or otherwise, the Covered Employee would have forfeited the Covered Award if the Covered Award had not been suspended.
3.Committee Administration and Discretion.
(a)The authority to manage the operation and administration of this Policy is vested in the Compensation Committee. This authority includes the obligation to determine whether any conduct constitutes Misconduct. The Compensation Committee may retain and rely upon the advice and determinations of legal counsel, accountants and other relevant experts to operate and administer this Policy. Any interpretation of this Policy by the Compensation Committee and any decision made by it with respect to the Policy will be final, binding and conclusive on all persons.
(b)Any determinations and decisions by the Compensation Committee hereunder (including the enforcement of this Policy) shall be made by the Compensation Committee in its discretion. In reaching such determinations or decisions, the Compensation Committee may take into account a variety of factors it considers to be appropriate, including the proximity of the Covered Person to any events or circumstances in question, the extent to which the Compensation Committee would have adjusted such Covered Person’s prior compensation had it been aware of such events or circumstances at the time of such determination and the extent to which such events or circumstances have been otherwise taken into account in such Covered Person’s compensation (such as through in-year annual bonuses). After taking into account such considerations as it determines to be relevant, the Compensation Committee may reduce or eliminate a forfeiture or recoupment that may otherwise apply to a Covered Award, or otherwise enforce or decline to enforce (including through legal action) the provisions of this Policy.
4.General.
(a)Recoupment Amount. Subject to Section 1 above and Section 4(c) below, for Covered Awards settled in cash, the amount subject to recoupment will equal the gross amount of the cash payment made in settlement of such Covered Award. Subject to Section 1 above and Section 4(c) below, for Covered Awards settled with shares of the Company or other equity, the amount subject to recoupment will equal the fair market value of the gross number of shares or other equity settled with respect to such Covered Award on the date of such distribution minus any amount paid by the Covered Employee for such shares or other equity; provided, however, if the Covered Employee is employed and in compliance with any applicable share ownership guidelines of the Company, the Covered Employee may elect to satisfy any recoupment obligation with respect to shares that are being recouped by returning a number of shares equal to the number of shares that the Compensation Committee determines are being recouped pursuant to Section 1 (and subject to Section 4(c) below), so long as such Covered Employee will remain in compliance with applicable share ownership guidelines after giving effect to such transfer of such shares back to the Company. In order to recoup sums due under this Policy in the amounts required by this Section 4(a), the Compensation Committee may direct the recipient of a Covered Award to repay the amount to be recouped on such terms as the Compensation Committee may direct (including, but without limitation to, directing the relevant amount be deducted or withheld from the relevant individual's salary or from any other payment to be made to them by the Company or any of its affiliates).
(b)Attorney Fees. In the event of a dispute between the Company and an individual recipient of a Covered Award as to whether an amount may be forfeited or recouped under this Policy, the Company will pay the individual’s reasonable attorney fees incurred in connection with the dispute as those fees are incurred by the individual; provided, however that the individual will be required to repay the legal fees to the Company if the court or arbitrator finds as part of a judgment in such dispute that the individual is liable to make a recoupment payment to the Company or that the forfeiture of an amount by an individual is appropriate, in each case, pursuant to the terms of this Policy.
(c)Taxes. For Covered Employees subject to taxation in the U.S., the gross amount that would otherwise be recouped from a Covered Employee in accordance with Section 1 and Section 4(a) above will be reduced by an amount, as estimated by the Compensation Committee, equal to (A) minus (B) where (A) equals the amount of any taxes due from, or otherwise paid by, the Covered Employee with respect to payments (including amounts taxable as a result of settlement of a Covered Award) previously made to him or her that are being recouped pursuant to this Policy and where (B) equals the reduction in the amount of taxes otherwise due and payable by him or her as a result of the recoupment in the tax year in which such repayment is made. For Covered Employees subject to taxation in the United Kingdom, the Compensation Committee shall take into account the extent to which (A) exceeds (B) (where (A) and (B) are as defined in the previous sentence) in relation to United Kingdom taxes and shall reduce the gross amount that would otherwise be recouped from such a Covered Employee in accordance with Section 1 and Section 4(a) by such proportion of the excess (if any) as the Compensation Committee considers appropriate, acting reasonably, provided that, for these purposes, (B) shall also include any expected repayment of taxes paid or suffered by the Covered Employee in a previous tax year that results from the recoupment. Notwithstanding any other provision of the Policy to the contrary, distribution with respect to a Covered Award or settlement of a Covered Award will be made no later than the latest date on which such distribution or settlement would be required to avoid additional tax by reason of Section 409A of the Internal Revenue Code; provided, however, that if such distribution or settlement occurs during a period when such Covered Award remains suspended pursuant to Section 2, then the after-tax proceeds of such distribution or settlement shall be held in escrow until such time as such Covered Award is no longer subject to a suspension or such amounts are determined to have been forfeited by the Compensation Committee.
(d)Employment Status. The right of forfeiture or recoupment against a Covered Employee shall apply without regard to whether the Covered Employee is employed by the Company or a subsidiary at the time of the forfeiture or recoupment.
(e)Amendment. This Policy may be amended by the Compensation Committee of the Company at any time; provided that, except for amendments that are required to comply with applicable law, governmental regulations or stock exchange requirements (“Applicable Law,” which term expressly includes, but is not limited to, regulations of the U.S. Securities and Exchange Commission (“SEC”) and/or listing standards of the New York Stock Exchange (“NYSE”)), no such amendment may adversely affect any Covered Employee with respect to a Covered Award with a Grant Date that is before the date on which the amendment is adopted by the Compensation Committee without the consent of the Covered Employee.
(f)Effective Date. Section 1 will not apply to any Covered Award with a Grant Date earlier than January 1, 2009, the original effective date of this Policy. Notwithstanding any other provision of this Policy, to the extent required by Applicable Law, this Policy will apply to any Covered Award subject to such Applicable Law with a Grant Date occurring, or performance period commencing, prior to the effective date of such Applicable Law, including regulations adopted by the SEC to implement the mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act with respect to the recoupment of erroneously awarded or paid compensation and NYSE listing standards adopted pursuant thereto.
(g)Change in Control. Unless required by Applicable Law, no recoupment under this Policy will be made after a Change in Control with respect to any Covered Award with a Grant Date before the Change in Control. For this purpose, the term “Change in Control” shall have the meaning ascribed to it in the 2004 Long-Term Incentive Plan as in effect on February 5, 2009.
5. Definitions. Terms used in this Policy shall be defined as set forth below or as otherwise defined in this Policy.
(a)Company. The term “Company” means Assured Guaranty Ltd. and any successor to Assured Guaranty Ltd.
(b)Covered Award. The term “Covered Award” means all incentive compensation (including cash bonuses or other cash incentive awards (including any deferred element thereof), and vested and unvested equity awards, including options, restricted stock and restricted stock units, performance stock unit awards and performance stock awards) from the Company or a subsidiary that (i) is awarded, earned, vested or settled during or after the fiscal year in which the recipient is a Covered Employee, or (ii) is either outstanding during, or has a performance period that relates to, the fiscal year in which the recipient is a Covered Employee. Covered Awards do not include other compensation such as base salary or elective deferrals of base salary. This Policy, in accordance with its terms, applies to a Covered Award regardless of whether it is granted before or after adoption of this Policy and regardless of whether it is granted before or after an individual becomes a Covered Employee.
(c)Covered Employee. An individual will be a “Covered Employee” as of any date if: (i) he or she was an individual identified as an executive officer (including the Chief Financial Officer) in the annual report on Form 10-K for the Company as of that date; or (ii) if he or she has a title of Managing Director or above and was a direct report of the Chief Executive Officer of the Company as of that date.
(d)Grant Date. The “Grant Date” of a Covered Award will be the date such award is approved by the Compensation Committee (or other person or persons with authority to approve such Covered Award).
(e)Misconduct. “Misconduct” means (i) the Covered Employee is convicted of, or pleads guilty or nolo contendere to, or enters into an agreement for deferred adjudication, deferred prosecution, or other form of delayed disposition for (A) any felony (or, for a crime occurring outside of the United States, a crime which would otherwise constitute a felony if such crime were prosecuted pursuant to the laws of the United States or the State of New York) or (B) a crime involving moral turpitude which, in the judgment of the Compensation Committee, reflects in an adverse manner on the reputation of the Company or causes emotional or physical harm to another person, whether or not connected with the Company or its Subsidiaries, or (ii) the Covered Employee engages in (or has engaged in) serious misconduct or other inappropriate behavior, including, but not limited to, fraud, embezzlement, misrepresentation, criminal activities, falsification of Company records, theft, violent acts or threats of violence, unethical conduct, or a violation of law, regulation, applicable codes of conduct, or the Company’s Global Code of Ethics or any material violation of any other rules, policies, procedures or guidelines of the Company or any subsidiary, which, in the judgment of the Compensation Committee, may cause material harm to the Company’s employees, may cause material reputational harm to the Company or may expose the Company to material legal, regulatory or financial liability.
6. Voluntary Programs. The Covered Awards subject to this Policy (collectively, the “Programs”) are voluntary programs, and each individual participating in the Programs (the “Participants”) has chosen to participate in the Programs. Each Participant understands that all payments and benefits provided under the Programs are paid as advances that are subject to recoupment as set forth above, and the Participant specifically agrees to such recoupment. If an individual does not wish to participate in one or more of the Programs in accordance with all of the conditions specified in the Policy, the individual must notify in writing the Head of Human Capital Management or Senior Managing Director, Human Resources within 10 days after receiving notice of selection for participation in the respective Program.
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